EXHIBIT 99.1


            CHANGE TECHNOLOGY PARTNERS ACQUIRES REMAINING INTEREST IN
                                    EHOTHOUSE

                  GREENWICH, Conn., Feb. 6/PRNewswire/-- Change Technology Partners, Inc. (OTC Bulletin Board: CTPI) has acquired the outstanding minority interest (26.7%) of its subsidiary, eHotHouse, for approximately 4,500,000 CTPI shares and $400,000 in cash. The transaction has been approved by the board and is expected to close by the end of February, 2001.

                  "With this transaction, we are simplifying ownership issues in the company and creating a single strong public entity - with eHotHouse at its core - that can invest in and grow Internet service and infrastructure companies and meet the e-business needs of established and New Economy companies," said Matthew Ryan, CEO of Change Technology Partners, Inc.

                  About eHotHouse

                  EHotHouse is an interdisciplinary professional e-services firm that helps businesses effectively employ technology to transition to the New Economy. The firm provides an end-to-end portfolio of capabilities that range from strategic counsel to customer interface to back-end integration. Working in close partnership with its clients, eHotHouse delivers its services on an integrated or individual basis - via a single point of contact - with the goal of quickly achieving positive business results. For additional information, please visit the company's web site at http://www.ehothouse.com.

                  About Change Technology Partners

                  Change Technology Partners, Inc., headquartered in Greenwich CT, is a public company that acquires, integrates and actively manages Internet service and infrastructure companies, building the New Economy through leading-edge solutions. For additional information, please visit the company's web site at http://www.changetechnology.com.

                  Note: This press release contains certain forward-looking statements within the meaning of the U.S. Federal securities law, including statements concerning anticipated future events and expectations that are not historical facts. The forward-looking states in this press release are subject to substantial risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by the statements herein. Accordingly, there can be no assurance that the actual results will conform to the forward-looking statements in this press release.